Exhibit 99.1

CODE OF BUSINESS CONDUCT AND ETHICS

Roze AI Inc. (the “Company”)

1.	Introduction

This Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers, and employees of the Company.

The Company is committed to conducting its business with integrity, transparency, and in compliance with all applicable laws and regulations.

The purpose of this Code is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest.

2.	Compliance with Laws, Rules, and Regulations

All employees and directors must respect and obey the laws of the jurisdictions in which the Company operates. All persons subject to this Code must comply with all applicable laws, rules, and regulations.

This includes compliance with insider trading laws and regulations governing the securities markets.

3.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company.

●	No employee or director may use their position for personal gain.
●	Any potential conflict must be disclosed to the Compliance Officer or the Board of Directors immediately.
●	All actual or potential conflicts must be promptly disclosed and appropriately managed in accordance with Company policy.

4.	Insider Trading

Employees and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business.

No director, officer, or employee may use material non-public information for personal benefit or disclose such information to others.

5.	Corporate Opportunities

Employees and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors.

6.	Confidentiality

Employees and directors must maintain the confidentiality of sensitive information entrusted to them by the Company or its customers, except when disclosure is authorized by the Compliance Officer or required by laws or regulations.

Confidential information must not be used for personal advantage under any circumstances.

7.	Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability.

Company assets must be used solely for legitimate business purposes.

8.	Financial Reporting and Disclosure

The Company’s policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents filed with or submitted to the SEC and in other public communications.

Senior financial officers, including the Chief Financial Officer, are responsible for maintaining accurate financial records and ensuring compliance with applicable accounting standards and disclosure requirements.

9.	Reporting Any Illegal or Unethical Behavior

The Company encourages employees to talk to supervisors, managers, or other appropriate personnel about observed illegal or unethical behavior.

The Company will not allow retaliation for reports made in good faith.

Reports may also be made through designated reporting channels, including anonymous reporting where permitted by law.

10.	Waivers of the Code

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed as required by law or Nasdaq stock market rules.

11.	Enforcement

11.1	Reporting and Investigation of Violations.

(a) Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee if there is one or if none, to the Board of Directors.

(b) Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor or the Chief Financial Officer.

(c) After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the Chief Financial Officer must promptly take all appropriate actions necessary to investigate.

(d) All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

11.2	Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c) If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Financial Officer determines that a violation of this Code has occurred, the supervisor or the Chief Financial Officer will report such determination to the General Counsel or if there is no one serving in such capacity, then to the Chief Executive Officer.

(d) Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel or if there is no one serving as General Counsel, then the Chief Executive Officer, will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

12.	Adoption

This Code has been adopted by the Board of Directors of the Company and is effective as of April 3, 2026.

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